Exhibit 4.1

DISTRIBUTION REINVESTMENT PROGRAM

Adopted August 9, 2017

Lightstone Value Plus Real Estate Investment Trust V, Inc., a Maryland corporation (the “Company”), has adopted a distribution reinvestment program (the “DRP”), the terms and conditions of which are set forth below.

1. Number of Common Shares Issuable.  The number of shares of the Company’s common stock, $0.001 par value per share (“Common Shares”), authorized for issuance under the DRP is 20,000,000.

2. Participants.  A “Participant” is a holder of Common Shares (“Stockholder”) electing to participate in the DRP; provided, however, that the Company may elect to deny any such Stockholder participation in the DRP if such Stockholder resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes such Stockholder’s participation impracticable or inadvisable.

3. Distribution Reinvestment.  Exclusive of dividends and other distributions that the Company’s board of directors designates as ineligible for reinvestment through this DRP, the Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s Common Shares to the purchase of additional Common Shares for such Participant. To the extent required by state securities laws, such Common Shares will be sold through the dealer manager or participating broker-dealer through whom the Company sold the underlying Common Shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions or dealer manager fee on Common Shares sold under the DRP. The purchase of fractional Common Shares is a permissible and likely result of the reinvestment of Distributions under the DRP.

4. Procedures for Participation.  A Stockholder may elect to become a Participant by completing and executing a Company-approved enrollment form available from the dealer manager or a participating broker-dealer. Participation in the DRP will begin with the next Distribution made after receipt of a Participant’s enrollment form. A Participant can choose to have all or a portion of his, her or its Distributions reinvested through the DRP. A Participant also may change the percentage of the Distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. To the extent required by state securities laws a Participant must make any election to increase his, her or its level of participation through the Participant’s participating broker-dealer or the dealer manager. Common Shares will be purchased under the DRP promptly after the date of each Distribution.

5. Purchase Price of Common Shares Under the DRP.  Participants acquire Common Shares under the DRP at a price equal to 95% of the estimated value per Common Share most recently announced in a public filing with the Securities and Exchange Commission as of the date the Common Shares will be purchased under the DRP.

6. Taxation of Distributions.  The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of such Distributions and their reinvestment pursuant to the terms of the DRP.

7. Share Certificates.  The Common Shares issuable under the DRP shall be uncertificated unless and until the board of directors of the Company determines otherwise.

8. Voting of DRP Common Shares.  In connection with any matter requiring the vote of Stockholders, each Participant will be entitled to vote all Common Shares, including fractional Common Shares, acquired through the DRP.

9. Reports.  Withing 90 days after the end of each calendar year, the Company shall provide each Participant with an individualized report on the Participant’s investment, including the purchase dates, purchase prices, number of Common Shares owned and the amount of Distributions made to such Participant in the prior year. The Company also shall provide such information as is reasonably requested by the dealer manager or a participating broker-dealer in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934, as amended.

10. Termination by Participant.  Once enrolled, a Participant may continue to purchase Common Shares under the DRP until the Company has terminated the DRP. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective with respect to a particular Distribution, such notice must have been received by the Company at least 10 business days prior to the last day of the fiscal period to which such Distribution relates. Any transfer of a Participant’s Common Shares will effect a termination of the participation of those Common Shares in the DRP. The Company will terminate a Participant’s participation in the DRP to the extent that a reinvestment of the Participant’s Distributions would cause the Participant to violate the ownership limits contained in the Company’s charter, unless the Participant has obtained an exemption from the ownership limits from the Board of Directors.

11. Amendment, Suspension or Termination of DRP by the Company.  The Company may amend, suspend or terminate the DRP for any reason at any time upon 10 days’ written notice to the Participants. The Company may provide notice (a) in a current report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Securities and Exchange Commission, or (b) in a separate mailing to the Participants.

12. Liability of the Company.  The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13. Governing Law.  The DRP shall be governed by the laws of the State of Maryland.